TORRID

August 2, 2022

Hyon Park
via email

Re: Employment Offer & Agreement

Dear Hyon,

It gives me great pleasure to present our offer of employment as Chief Technology Officer of Torrid Administration, Inc. (along with its subsidiaries and affiliates, "Torrid"). This offer is contingent on the successful completion of your background check. Your start date will be determined by mutual agreement of you and Torrid and below are the details of our offer (the "Agreement"):

Compensation. During your employment with Torrid, you will be paid at a bi-weekly rate of $23,076.93, which annualizes to a base salary of $600,000.00. Your compensation is subject to modification during your employment in accordance with Torrid's practices and policy.

Bonus Plan. During your employment with Torrid, you will be eligible to participate in Torrid's Bonus Plan, as approved by the Board of Torrid Holdings, Inc. ("Parent"), beginning as of Torrid's fiscal year beginning February 2022. For fiscal 2022, your 2022 bonus will be paid at 100% achievement and pro-rated based on days worked in 2022. It will be paid with the normal annual bonus payout timing, typically in March or April 2023 and to receive payment, you have to be actively employed on the date that the bonus is distributed.

For fiscal 2023 and thereafter your bonus payout will be based upon Torrid achieving its profit performance goal, as well as the Board of Parent's assessment of your individual performance of your job-related duties to Torrid. Your target annual bonus opportunity will be seventy-five percent (75%) of your annualized base salary, which if earned for any particular fiscal year during your employment with Torrid, is expected to be paid in March or April of the following fiscal year. In order to receive any bonus payment, you have to be actively employed and in good standing on the date that bonuses are distributed. All incentive plans are subject to final approval and revision by the Compensation Committee of the Board of Directors.

Sign-On Bonus. You will be issued a one-time sign-on bonus in the gross amount of $225,000.00, which will be paid on your first pay period with Torrid and subject to applicable taxes. Should you voluntarily resign or if your employment is terminated for Cause (as defined herein) by Torrid within twelve (12) months of your start date; you will be required to repay such bonus, which repayment amount will be reduced by 1/12 for each full month of employment.

Long-Term Incentive Package. We would like you to participate in the value you help create while you are in your role at Torrid. Subject to approval by the Board of Parent, in connection with your employment with Torrid, you will be granted a long-term incentive package commensurate with your role and title.

Stock Option Grant

Effective on or promptly after your first day of employment, you will be granted an equity award from Parent, with a grant date fair value of $1,500,000.00 (the "Award"). The Award will be granted 50% in the form of restricted stock units and 50% in the form of stock options of Parent. The per share exercise price of the stock options will be equal to the closing price of Parent's common stock on the date the stock options are granted. Subject to your continued employment by Torrid, the Award will vest twenty-five percent (25%) on the first anniversary of your start date and then in equal annual installments until the fourth anniversary of your start date. The terms and conditions of the Award will be subject in all respects to Parent's 2021 Long-Term Incentive Plan and the formal agreement(s) applicable to the Award.

Salary Review. You will be eligible for your first salary review and consideration for a merit increase on or about April 1, 2023. Any increase awarded will be pro-rated based upon your employment start date.

Flex Time. During your employment with Torrid, you will accrue Flex Time Off (FTO) which will allow you to take time off from work, without having to specify a reason. FTO will accrue each pay period. Your annual FTO accrual will be one hundred and sixty (160) hours per year and you can use FTO after completing thirty (30) days of employment. FTO usage is subject to Torrid's FTO policy.

Benefits. During your employment with Torrid, you will be eligible to enroll in Torrid's benefits program on the first day of regular full-time employment. Your benefits will become effective on the first day of the month following 30 days of service with Torrid. Torrid's benefits program includes the opportunity to participate in Group Health, Dental, Vision, Life and Short- and Long-Term Disability insurance plans as well as other programs that may be available in accordance with Torrid's employee benefit programs, as such plans may be amended, modified or replaced from time to time.

401(k) Plan. You will be eligible to participate in Torrid's 401(k) Plan, if 21 years of age, after completing two hundred (200) hours of service. Employer matching program is offered with the 401(k) plan.

Deferred Compensation Plan. You are eligible to enroll in Torrid's Deferred Compensation Plan between thirty-one (31) to sixty (60) days from your start date for the current plan year, or you can wait until the next open enrollment period which will be July every year. Information regarding Torrid's Deferred Compensation Plan will be provided under separate cover.

Cause. For purposes of this Agreement, "Cause" shall mean your (i) commission of a felony or other crime involving dishonesty towards Torrid or any of its subsidiaries or affiliates or material misuse of property or information of Torrid or its subsidiaries or affiliates, (ii) engaging in willful misconduct or fraud with respect to Torrid or any of its subsidiaries or affiliates or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of your employment, (iii) refusal to perform your material obligations under this Agreement (except in connection with your disability) as reasonably directed by the Board of Parent or Torrid's Chief Executive Officer, which failure is not cured within 12 days after written notice thereof to you, (iv) misappropriation of one of more of Torrid's or any of its Subsidiary's or affiliate's material assets or business opportunities, or (v) your breach of any policy or code of conduct or any restrictive covenants set forth in this Agreement or any other agreement between you, Torrid or one of Torrid's subsidiaries or affiliates which breach, if capable of being cured, is not cured within 10 days after written notice thereof has been delivered to you.

Returning Company Property. In the event of your termination of employment for any reason, or earlier upon the request of Torrid, you shall, prior to or on such termination date, deliver to Torrid (and will not maintain possession of or deliver to anyone else) any and all property, information, passwords, devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to Torrid, any of its subsidiaries or affiliates, and/or any of its or their respective successors or assigns (collectively, (the "Torrid Group").

Confidential and Proprietary Information. As a condition of continued employment you agree to continue to abide by the terms of the Proprietary Information and Inventions Agreement ("PIIA") you will sign upon commencement of your employment, and you recognize that your employment with Torrid will involve contact with information of substantial value to the Torrid Group, which is not generally known to the public, and which gives Torrid and the other members of the Torrid Group an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes,

sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of Torrid and the other members of the Torrid Group, (hereinafter referred to as "**Confidential and Proprietary Information**"). You will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by you from whatever source and will not, either during your employment with Torrid or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of Torrid and the other members of the Torrid Group, without the prior written consent of Torrid. 18 U.S.C. § 1833(b) (the "Defend Trade Secrets Act") provides: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Torrid to make any such reports or disclosures and you shall not be required to notify Torrid that such reports or disclosures have been made.

Representation Regarding Proprietary Information. In your work for Torrid, you will be required not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or
which is otherwise provided or developed by Torrid. You further will be required to honor any other enforceable legal obligations you owe to any former employer or third party. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto the Torrid premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Conflict Of Interest.

(a) Loyalty. During your employment with Torrid, you shall devote your full time and energies to fulfill all responsibilities to Torrid in the capacity of Chief Technology Officer. In addition, you agree to comply with Torrid's Code of Business Conduct.

(b) Covenant Not to Compete. During your employment with Torrid, you shall not engage in competition with Torrid or any other member of the Torrid Group either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of Torrid or any other member of the Torrid Group, except with the prior written consent of the Board of Parent.

(c) Non-solicitation. During your employment with Torrid, and for two (2) years immediately after the termination of your employment for any reason, (such period consisting of your employment and the two (2) year period immediately thereafter, the "Restrictive Term"), you agree not to, either directly or indirectly,

either for yourself or any other person or entity use any Trade Secrets as defined under the California Trade Secrets Act, Cal. Civ. Code §§ 3426-3246.11, and/or the Defend Trade Secrets Act, to solicit, induce and or influence, and/or attempt to induce and/or influence, any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by the Torrid Group, including any employee from the Torrid Group, to leave the employment of the Torrid Group, for any reason, or to solicit, induce, or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Torrid or any other member of the Torrid Group to cease doing business with Torrid or any other member of the Torrid Group.

Non-Disparagement. During your employment with Torrid and at all times following your termination of employment with Torrid for any reason, you agree not to directly or indirectly make or encourage any statement that criticizes, ridicules, disparages or is otherwise derogatory of the Torrid Group or its employees, officers, directors or equityholders. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Taxes and Withholding. All payments and benefits provided to you will be subject to all applicable taxes and withholdings as determined by Torrid. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Code Section 409A and will be interpreted in accordance with such intention. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, Torrid makes no representation or covenant to ensure that the payments/benefits under this Agreement are exempt from or compliant with Code Section 409A. The Torrid Group will have no liability to you or any other person if any amounts paid or payable are subject to the additional tax and/or penalties and/or interest under Code Section 409A. For purposes of Code Section 409A, each payment made to you under this Agreement will be designated as a separate payment. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

Governing Law. This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against you by Torrid arising from or related to this Agreement.

In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive its damages, court costs, and all out-of-pocket expenses, including attorneys' fees. Such recovery shall include court costs, out-of-pocket expenses, and attorney's fees on appeal, if any.

Successors and Assigns. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Torrid and the other members of the Torrid Group.

Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

All plans, programs, and policies described above are subject to change at the discretion of Torrid, and all terms above are subject to the terms of the applicable Torrid policies. The information provided here contains a brief overview of relevant plans and is not intended to replace the legal documents that contain the complete provisions

TORRID

of each plan. Final interpretation of any plan is within the discretionary authority and responsibility of the plans' administrators.

Your employment with Torrid will be at-will and not for a specified period of time. It can be terminated by you or Torrid at any time, with or without cause, and with or without notice. Should you decide to terminate your employment with Torrid, you are requested to provide at least two weeks' advance notice. No promises, assurances, or other conduct, whether written or oral, can modify this Agreement unless set forth in writing and signed by you and the Chief Executive Officer of Torrid.

Please acknowledge acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me by no later than **August 3, 2022.**

Hyon, I am thrilled that you have chosen to consider our offer, and should you decide to accept, I look forward to working with you. If you have any questions, or need additional information on the plans and programs, please feel free to call Kelly McGuire Diehl at (818) 314-1848.

Sincerely,

Lisa Harper
Chief Executive Officer

I confirm my acceptance of employment with Torrid subject to the terms and conditions set forth above.

Hyon Park ______________________ Date 8/3/22